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                     May 1, 2023

       Brendan Wallace
       Chief Executive Officer
       Fifth Wall Acquisition Corp. III
       1 Little West 12th Street
       4th Floor
       New York, NY 10014

                                                        Re: Fifth Wall
Acquisition Corp. III
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 17,
2023
                                                            File No. 001-40415

       Dear Brendan Wallace:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Evan M. D'Amico